STANDARD OPERATING PROCEDURE

Department – Quality Assurance	**SOP No.:** QA-12 Rev. 1

Subject: Quality Agreement

I. PURPOSE / SCOPE

Written Quality Agreements (aka "GMP agreements") are not explicitly required under existing FDA regulations but it is highly recommended that a clear agreement be executed between any two parties involved in a manufacturing relationship. Owners and Contracted Facilities can draw on the quality management principles in a Quality Agreement to carry out the complicated process of contract dietary supplement, cosmetic or other type of manufacturing by defining, establishing, and documenting the responsibilities of all parties involved in manufacturing, testing, distribution, advertising, or other support operations. Accordingly, FDA recommends that Owners and Contracted Facilities implement written Quality Agreements as a tool to delineate responsibilities and assure the quality, safety, and effectiveness of manufactured products intended for consumer use.

The purpose of this SOP is to clearly define the cGMP-related roles, manufacturing operations and activities of each of the Parties involved in a private label, contract manufacture, or other two-party agreement. This Agreement will cover the specifics of services to be provided by both parties. Both parties will be expected to clearly understand and implement their cGMP-related roles and manufacturing responsibilities.

II. RESPONSIBILITIES

It is the responsibility of the principals of all Parties involved in this Agreement to abide by all terms contained therein.

It is the responsibility of the Quality Unit of each Party to provide detailed instructions, guidance, training and any other support needed to completely execute this Agreement.

III. DEFINITIONS

1. **"Applicable Law"** shall mean any applicable constitution, treaty, statue, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, directive, requirement or decision of or agreement with or by Government Authorities, including, without limitation, the following:
   - FDA 21 CFR 111 – Manufacture of Dietary Supplements
   - FDA 21CFR 700/740 – Manufacture of Cosmetics
   - Food Code 2017

2. **"Assignment"** is the process whereby a person, the *assignor*, transfers rights, responsibilities or benefits to another, the *assignee*. An assignment may not transfer a duty, burden or detriment without the express agreement of the assignee.

3. **"Calendar Year"** shall mean each successive period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

4. **"Certificate of Analysis"** is a document issued by Quality Assurance that confirms that a regulated product meets its product specification. "C of A's" commonly contain the actual results obtained from testing performed as part of quality control of an individual batch of a product. Specifications for the Product will be mutually agreed upon by the Parties involved in light of governing regulations.

5. **"Confidential Information"** shall mean any information or data that is of value to the Party disclosing such information, including (a) scientific or technical information of a Party; (b) information relative to the current or proposed business, sales and marketing plans of the Party disclosing such information and financial information related thereto; (c) drawings, designs, computer programs and software devices; (d) costs and pricing information; (e) identification of personnel or other possible resources for possible use in the business of the Party disclosing such information; (f) trade secrets. A Non-Disclosure Agreement (see Definition 18 below) will be signed by all Parties to clarify the terms of confidentiality.

6. **"Delivery Note"** shall be provided with each shipment of product.

7. **"Effective Date"** date that both of the Parties have entered into the Quality Agreement.

8. **"Facility"** shall mean any Manufacturing facility of the Manufacturing Party used to produce Products under this Agreement

9. **"Failure to Supply Product"** a failure or inability by the Manufacturing Party to deliver the full quantity of Products specified in the Purchase Order

10. **"FDA"** shall mean the United States Food and Drug Administration and any successor agency thereto.

11. **"FFDCA"** the Federal Food, Drug, and Cosmetic Act

12. **"Forecast"** an approximation of quantities of Product needed and in what time frame. A sound production Forecast is the basis for any project-based resource estimate, and the same production Forecast is also the basis for any business or development decision. Thus, forecasting aligns resource estimation, decision-

making and business planning and perhaps even operational short-range forecasts.

13. **"GMP"** shall mean the current Good Manufacturing Practices applicable at the time of the Manufacturing of dietary supplements, foods, cosmetics or other products and the regulations promulgated hereunder, including 21CFR111, 21CFR211, FDA Food Code, FFDCA and comparable laws or regulations applicable to the Manufacture and testing of food and beverages, drugs, and dietary supplements under Applicable Law.
Good Manufacturing Practices are the practices required in order to conform to FDA, USDA and other applicable guidelines recommended by agencies that control the authorization and licensing of the Manufacture and sale of food and beverages, drugs, and dietary supplements, etc. These guidelines provide minimum requirements that the Manufacturing Party must meet to assure that their products are consistently high in quality, from batch to batch, for their intended use. The main purpose of cGMPs is always to prevent harm from occurring to the end user. Additional tenets include ensuring the end Product is free from contamination, that the Product is consistent in its Manufacture, that its Manufacture has been well documented, that personnel are well trained, and the product has been checked for quality more than just at the end phase. All drug, food and supplement manufacturers are responsible for the Quality, Identity, Purity, Composition and Strength of the product through all phases of Manufacture.

14. **"Government Authorities"** shall mean any government, any governmental entity, department, commission, board, agency or instrumentality, and any court, tribunal or judicial or arbitral body, whether federal, state, local or foreign.

15. **"Manufacture"** and **"Manufacturing"** shall mean the manufacturing, processing, purifying, formulating, Packaging and Labeling, holding and quality control testing of a product. The **"Manufacturing Party"** refers to the Party responsible for same.

16. **"Manufacturing Party"** The firm that provides at minimum the final packaging and / or labeling of dietary supplements or other goods that will be introduced or delivered into interstate commerce for distribution to consumers.
As such, this firm has an overarching and ultimate responsibility to ensure that all phases of the production of that product are in compliance with dietary supplement cGMP requirements.

17. **"Manufacturing Development Activities"** shall mean (a) those activities related to Manufacturing scale-up, design, qualification and validation, and quality assurance/quality control and those tests, studies and other activities required to be conducted in order to Manufacture the Products as provided herein; and (b) such other tests, studies and other activities with respect to Products as may be agreed to from time to time by the Parties.

18. **"Materials"** shall mean all ingredients, raw materials, components required for Packaging and Labeling (including those components specified in the Packaging and Labeling Instructions), and all other supplies of any kind used in connection with Manufacturing Products, including the raw materials supplied by the Manufacturing Party by the Receiving Party.

19. **"Non-disclosure agreement (NDA)"** also known as a confidentiality agreement (CA), confidential disclosure agreement (CDA), proprietary information agreement (PIA) or secrecy agreement (SA), is
a legal contract between at least two parties that outlines confidential material, knowledge, or information that the parties wish to share with one another for certain purposes, but wish to restrict access to or by third parties. NDA's will be in place prior to the signing of a Quality Agreement.

20. **"Packaging and Labeling"** shall mean the preparation of Units of Product in final finished, packaged form ready for commercial sale in the consumer market in accordance with the Packaging and Labeling Instructions contained in the Quality Agreement.

21. **"Packaging and Labeling Instructions"** shall have the meaning set forth in Section 2.2.

22. **"Party" and "Parties"** the two or more members bound by and referenced to in this Quality Agreement.

23. **"Person"** shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

24. **"Product"** shall have the meaning described in the Purchase Order **"Finished Product"** shall refer to any individual units of product that have been filled into their final configuration and labeled with lot number.

25. **"Purchase Order"** shall mean a written purchase order in a form reasonably acceptable to all Parties that sets forth, with respect to the period covered thereby, (a) the quantities of Products to be delivered by Manufacturing Party, (b) the identity of the Person to whom the Manufacturing Party is delivering the Products (i.e., the Receiving Party or the name of the Receiving Party's designee), (c) the location to which the Manufacturing Party is to deliver the Products, and (d) the required delivery dates therefor.

26. **"Purchase Price"** shall have the meaning set forth in Section 2.4.

27. **"Quality Unit"** Regulatory body that ensures that the various operations associated with all cGMP manufacturing activities are appropriately planned, approved, conducted and monitored under industry regulations of FDA 21 CFR 211, Food Code and / or FFDCA (Federal Food, Drug, and Cosmetic Act). Examples of Quality Unit responsibilities would be:

    - ✓ Ensuring that controls are implemented and completed satisfactorily during manufacturing operations
    - ✓ Ensuring that developed procedures and specifications are appropriate and followed
    - ✓ Approving and rejecting incoming materials, in-process materials and drug products
    - ✓ Reviewing production records and investigating any unexplained discrepancies

28. **"Receiving Party"** the Party in the Agreement that the Product is being Manufactured for. Product will be made by the Manufacturing Party and delivered to the Receiving Party according to the terms laid out in the Purchase Order. The Receiving Party may be responsible for supplying the Manufacturing Party with manufacturing instructions, raw materials, in process materials or other items for the Manufacture of the Product.

29. **"Regulatory Approval"** shall mean any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary in connection with the Manufacture, delivery or import/export of Products.

30. **"Regulatory Authority"** shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Manufacture, delivery or import/export of the Products in a country or region.

31. **"Retention Samples"** shall mean any units of filled and labeled Finished Product that is not intended for sale or distribution to the consumer market. These units shall be held by the Receiving Party for purposes of stability studies or other reasons as the Receiving Party deems necessary. (see 2.10)

32. **"Specifications"** shall mean the specifications for Products as initially mutually agreed upon, as the same may be amended from time-to-time in accordance with the terms hereof. This may or may not include analytical test results.

33. **"Technologies and Processes"** shall mean shall mean the technical and processing data, instruction, information and knowledge, concerning but not limited to the following: manufacturing instructions, analytical methods, quality control, safety, industrial hygiene, storage, transportation, and environmental protection and waste disposal that are required for the manufacturing and/or packaging and/or labeling and/or delivering of the Products as well as the information necessary to prepare appropriate and required Material Safety Data Sheets, all the foregoing as provided by the Parties.

34. **"Term"** shall have the meaning set forth in Section 6.0.

35. **"Testing Laboratory"** shall have the meaning set forth in Section 2.7.

IV. PROCEDURE

1.0 STAFF AND FACILITY

1.1 Expectations of Parties Prior to entering into any Manufacturing Agreement, it is expected that both Parties will:

a) Have staff employed that are trained under FDA 21CFR111 (see Subpart B – Organization and Personnel)
b) Have facilities that are compliant with the guidelines set forth by FDA 21CFR111 (see Subpart C – Buildings and Facilities)
c) Be compliant with any and all county, state, and other regulations applicable to manufacturing in their geographic area

2.0 MANUFACTURING

2.1 Manufacturing Obligations.

(a) Subject to the terms and conditions of this Agreement, the Manufacturing Party agrees to some or all of the following: Manufacture, package, label, store, distribute, market such quantities of Products as the Receiving Party may order from time to time pursuant to Section 2.3. The Manufacturing Party agrees to ship such Products to the Receiving Party, or to such customers of the Receiving Party as shall be designated by the Receiving Party in the applicable Purchase Order. For the purposes of this Agreement such customers shall be referred to as the Receiving Party's designees.

(b) The Manufacturing Party shall Manufacture the Products in strict accordance with the Technologies and Processes to be provided by the Receiving Party. Once approved, the Manufacturing Party shall not deviate from such instructions without the Company's express prior written consent. Manufacturing shall also follow the guidelines of the following:

FDA regulations (21 CFR Part 111, Good Manufacturing Practice [GMPs] in Manufacturing, Packaging, Labeling, or Holding Operations for Dietary Supplements) 2007

(c) Manufacturing Party shall be entitled to retain a copy of the Technologies and Processes solely for the purpose of Manufacturing the Products for the Receiving Company.

2.2 Packaging and Labeling (where applicable). One Party may provide to the other Party, in a form to be reasonably agreed by the Parties in advance, any written, printed or graphic matter to be included upon the immediate container, outside container, wrapper or other packaging of Products, or any written, printed or graphic material to be included on or within the package from which a Product is to be dispensed ("Packaging and Labeling Instructions").
The Parties may modify the Packaging and Labeling Instructions from time to time upon written notice to one another. The Quality Units of both Parties should be involved in the review of any labeling or other written materials prior to use.

Particular attention must be paid to FDA guidance on the labeling of Dietary Supplements:

U.S. Department of Health and Human Services
Food and Drug Administration
Center for Food Safety and Applied Nutrition (CFSAN)
April 2005

2.3 Forecasting, Order and Delivery of Products.

(a) The Receiving Party will provide a written good faith Forecast of the quantities of Product that they expect to receive from the Manufacturing Party along with a reasonable timeframe (to be decided on by the involved Parties).

(b) The Manufacturing Party shall deliver the quantities of Product set forth in each Purchase Order to the designated delivery address by the required delivery date set forth in such Purchase Order or on such other delivery terms as the Receiving

Party and the Manufacturing Party shall agree upon. All Products shall be labeled in accordance with Applicable Law and the Packaging and Labeling Instructions provided by the Receiving Party and packed for shipping in accordance with packing instructions provided by the Receiving Party. Title to and risk of loss of Product shall pass to the Receiving Party, or its designee, at the time of delivery. Each delivery of Product shall be accompanied by a Certificate of Analysis.

(c) If either Party requests changes to any Purchase Order after receipt thereof by, then there shall be reasonable efforts to attempt comply with such changes but the impinged Party shall not be liable for its inability to do so.

(d) A Delivery Note shall in all cases be issued by the Manufacturing Party on delivery and the Manufacturing Party shall cause such Delivery Notes to be signed by the Receiving Party and provide a copy of each such Delivery Note to the Manufacturing Party.

2.4 Price and Payment

(a) The Purchase Price (the "Purchase Price") for all Products delivered by the Manufacturing Party shall be set forth in the Purchase Order

(b) The Manufacturing Party shall invoice the Receiving Party for Product upon delivery in accordance herewith.

(c) Payment of invoices shall be made by in United States Dollars unless otherwise stated in writing.

(d) The Manufacturing Party shall maintain complete financial records, accurate books, and accounts that, in reasonable detail, fairly reflect any costs and expenses incurred by it or its affiliates in connection with the Manufacture of Products. The Manufacturing Party shall retain such books, records and accounts until the later of (a) three (3) years after the end of the Calendar Year to which such books, records and accounts pertain, and (b) the expiration of the applicable tax statute of

limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

2.5 Warranty. The Manufacturing Party warrants that, at the time of delivery of all Products to the Receiving Party or its designee hereunder: (a) such Products shall

be in conformity with the Specifications and the Certificate of Analysis and (b) such Products shall have been Manufactured in conformance with GMP, all other Applicable Law, and this Agreement; (c) title to such Products shall pass to the Receiving Party, or its designee, free and clear of any security interest, lien or other encumbrance; (d) such Products shall have been Manufactured in facilities that are in compliance with FDA cGMPs all Applicable Law at the time of such Manufacture (including applicable inspection requirements of FDA and other Regulatory Authorities); (e) such Products shall not be adulterated or misbranded under the Federal Food, Drug, and Cosmetic Act and / or FDA, as amended, and (f) such Products may be introduced into interstate commerce pursuant to the FFDCA and / or FDA.

2.6 Failure to Supply Product

(a) A "Failure to Supply Product" shall mean a failure or inability by the Manufacturing Party to deliver the full quantity of Products specified in the Purchase Order within five (5) Business Days after the required delivery date. Such an event, however, shall not be deemed to be a Failure to Supply Product if either: (i) the failure was due to a demonstrable problem with the raw materials or manufacturing instructions provided by the Receiving Party or (ii) the failure was due to an event of Force Majeure.

(b) In the event of a Failure to Supply Product, the Receiving Party, at its option, may (i) cancel the unfulfilled portion of such Purchase Order, in which event the Receiving Party shall have no liability with respect to the portion of such Purchase Order so cancelled or (ii) accept late delivery of all or any portion of Products specified in such Purchase Order. In all cases, the Receiving Party will make reasonable efforts to accept delivery of Product shipments, and shall take reasonable

steps to require its designees to make reasonable efforts to accept delivery of Product shipments; *provided, however*, that the Receiving Party and its designees shall retain the right to reject that portion of the shipment that does not conform to the Specifications relating to such Product.

(c) If there should be repeat events of Failure to Supply Product during a Calendar Year, then the Receiving Party shall at its discretion call a meeting with the Manufacturing Party to determine how to improve the Manufacturing Party's performance under this Agreement.

2.7 Rejection of Product

(a) In all cases, the Receiving Party will make reasonable efforts to accept delivery of Product shipments, and shall take reasonable steps to require its designees to make reasonable efforts to accept delivery of Product shipments; *provided, however*, that the Receiving Party and its designees shall retain the right to reject that portion of the shipment that does not conform to the Specifications relating to such Product.

(b) Upon arrival or delivery of any Products at its destination, should the Receiving Party or its designee, upon customary inspection, identify any Product supplied by the Manufacturing Party that does not conform to the warranty set forth in Section 2.5, the Receiving Party shall give the Manufacturing Party notice thereof. The Receiving Party shall have two (2) days after delivery to make such notification to the Manufacturing Party. The Receiving Party shall have the right to reject Product that has no observable defect at the time of delivery, but is subsequently found to not meet the Specifications for the Product, for up to ten (10) days after the delivery of the Product by the Manufacturing Party.

(c) The Receiving Party, or its designee, shall then return a sample of the rejected Products to the Manufacturing Party. Such returned sample of Products shall be returned in the same condition as at the time of inspection to the maximum extent, with transportation charges prepaid, and must be received within ten (10) days of the notice of rejection.

(d) The Manufacturing Party's Quality Department may if desired undertake appropriate evaluation of the returned Products and shall notify the Receiving Company whether it has confirmed such nonconformity no more than five (5) days after receipt of the Products from the Receiving Party or its designee.

(e) If non-conformity is confirmed by the Manufacturing Party, then Section 2.8 shall apply.

(f) If the Manufacturing Party notifies the Receiving Party that it has not confirmed such nonconformity, the Manufacturing Party shall have the right but not the obligation, at its own initial expense, to submit the dispute to an independent testing laboratory or other appropriate expert mutually acceptable to the Parties (the "Testing Laboratory") for evaluation. Both Parties shall cooperate with the Testing Laboratory's reasonable requests for assistance in connection with its evaluation hereunder. The findings of the Testing Laboratory shall be binding on the Parties, absent manifest error. The expenses of the Testing Laboratory shall be borne by the Manufacturing Party if the testing confirms the nonconformity.

(g) If a non-conformity of the samples of the rejected Product is confirmed by either the Manufacturing Party or the Testing Laboratory or the Receiving Party, at the option of the Receiving Party, the Receiving Party or its designee shall return to the Manufacturing Party the remaining quantities of the nonconforming Product. Such nonconforming Products shall be returned in the same condition as at the time of the Receiving Party's inspection, to the maximum extent, with transportation charges prepaid, and must be received within thirty (30) days of the notice to the Receiving Party of the confirmation of non-conformity by either Manufacturing Party or the Testing Laboratory. The Manufacturing Party shall, at the Receiving Party's option, promptly (i) supply the Receiving Party (or if requested by the Receiving Party, its designee) with a conforming quantity of Product at the Manufacturing Party's expense or (ii) reimburse the Receiving Party for the Purchase Price paid by the Receiving Party with respect to such nonconforming Product if already paid. In addition, the

Manufacturing Party promptly shall reimburse the Receiving Party for transportation and service charges incurred (including without limitation the handling and inspection charge).

(h) The Manufacturing Party immediately shall notify the Receiving Party if at any time it discovers that any Product delivered hereunder does not conform to the warranty set forth in Section 2.5.

2.8 Amendment of Specifications.

(a) The Parties shall mutually agree in writing to any changes to the Specification or the Manufacturing process for Products. The Party suggesting such changes shall promptly provide the other Party with appropriate documentation relating to any such changes to the Specifications or Manufacturing process.

(b) The impact of any such Product change or amendment, and whether upwards or downwards, shall be immediately reflected in the Purchase Price.

(c) The Receiving Party shall reimburse the Manufacturing Party for reasonable costs that are actually incurred by the Manufacturing Party in connection with any agreed upon amendment of the Specifications or the Manufacturing process for Products, including reasonable costs of capital equipment and process upgrades, and obsolescence of Materials, goods-in-process, and finished goods not suitable for use in the business or operations of Manufacturing Party or any of its Affiliates.

2.9 Ownership of Co-Products. The Receiving Party shall own all rights to all and any Co-Products resulting from the manufacture of Products hereunder upon payment for such Products pursuant to Section 2.4.

2.10 Retention samples. The Manufacturing Party shall plan their Manufacturing quantities to allow for Retention Samples. The volume and/or quantity of such

Retention Samples is to be determined by the Receiving Party, and will be outlined in the Purchase Order. The quantity of Retention Samples delivered with the rest of the Finished Goods will be referenced by the Manufacturing Party in the Delivery Note.

3.0 QUALITY CONTROL TESTING, INSPECTIONS AND REGULATORY CO-OPERATION

3.1 Quality Assurance Procedures. Manufacturing Party agrees to implement in connection with the Manufacturing of Products, as required by FDA cGMPs, quality assurance and quality control procedures, including validation protocols, if any, process change procedures, and methods of statistical analysis for process control and cleaning validation.

3.2 Testing Requirements. Manufacturing Party shall be responsible for

compliance with all Product testing and other testing requirements set forth in the Specifications and Applicable Law unless otherwise specified and agreed upon by both Parties. The Manufacturing Party agrees to implement and maintain such processing control procedures as the Parties shall mutually agree, including the assignment of identification numbers to each batch, the maintenance of production records, quality control records, batch records and related information.

3.3 Regulatory Cooperation of the Manufacturing Party

The Manufacturing Party shall provide to the Receiving Company such assistance and information as the Receiving Company may require with respect to obtaining and maintaining any and all Regulatory Approvals including by:

(a) making its employees, consultants and other staff available upon reasonable notice during normal business hours to attend meetings with Regulatory Authorities concerning Products; and

(b) disclosing and making available to the Receiving Party in whatever form the Company may reasonably request, all Manufacturing and quality control data, and

other information related to Products and the Manufacturing process therefor as is required to prepare, file, obtain and maintain any Regulatory Approval.

3.4 Internal Audits. Both Parties in the Agreement agree to perform regular internal audits of their facilities and processes. Both Parties agree to discuss the findings of their internal audits with each other if requested in order to improve quality systems for each.

3.5 Notification of Regulatory Inspections; Communications. The Manufacturing Party shall notify the Receiving Party immediately if any Regulatory Authority (a) contacts the Manufacturing Party, any of its scientific staff or any other person performing Manufacturing Development Activities on the Manufacturing Parties

behalf, with respect to such Manufacturing Development Activities, (b) conducts, or gives notice of its intent to conduct any visit or inspection of the Manufacturing Facility or (c) takes, or gives notice of its intent to take, any other regulatory action alleging improper or inadequate Manufacturing practices (including the issuance of a

"Notice of Inspectional Observations," "Warning Letter" or the equivalent) with respect to any activity of the Manufacturing Party, any of its scientific staff or any other person performing Manufacturing Development Activities or Manufacturing activities on the Manufacturing Parties behalf, whether or not in connection with the services provided under this Agreement.

The Manufacturing Party shall consult with the Receiving Party prior to sending a response to the inquiring Regulatory Authority. All such communications to the Regulatory Authority shall not be unreasonably withheld or delayed.
Each Party will respond to any audit findings quickly and completely. Outside expert consultant assistance may be sought if necessary, to ensure the response is adequate.

4.0 REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Party as follows:

(a) Such Party (i) is duly formed and in good standing under the laws of the jurisdiction of its formation, (ii) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (iii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

(b) All necessary consents, approvals, licenses, permits and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

(c) The execution and delivery of this Agreement and the performance of such Party's obligations hereunder (i) do not and shall not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation, bylaws or limited partnership agreement of such Party and (ii) do not and shall not conflict with, violate, or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

(d) The Manufacture and supply of Products by both Parties in accordance with the terms hereof, and the Exploitation by the either Party, its Affiliates and licensees of Products in each case shall not infringe, misappropriate or otherwise violate the patent, trademark or other intellectual property rights of any Person.

5.0 CONFIDENTIALITY

5.1 Confidential Information. Each Party agrees that all items of another Party's Confidential Information disclosed hereunder are proprietary to, and shall remain the sole property of, such Party.

5.2 Use of Names. Neither Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the approval of such other Party in each instance.

5.3 NDA. Parties may sign a mutual NDA (non-disclosure agreement) the terms of which are to be adhered to separate of this Agreement.

6.0 TERM AND TERMINATION

6.1 Term. This Agreement shall commence as of the Effective Date and shall only expire with the express written agreement of both Parties, unless earlier terminated in accordance with the terms hereof.

6.2 Termination. In addition to any other provision of this Agreement expressly providing for termination of this Agreement, this Agreement may be terminated as follows:

(a) by any Party, immediately upon written notice if the other Party shall file in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for arrangement or for the appointment of a receiver or trustee of the other Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any

insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors; or

(b) by any Party, immediately upon written notice in the event of any Material Breach, as so defined herein, which breach has not been cured by the defaulting Party within thirty (30) days after receiving written notice thereof from the non-breaching Party.

6.3 Effect of Termination.

(a) Termination of this Agreement shall not be possible without advance notice of at least ninety (90) days from the terminating Party to the other Party.

(b) Upon expiration or termination of this Agreement, each Party, at the request of the other, shall return or certify the destruction of all data, files, records and other materials in its possession or control containing or comprising the other Party's Confidential Information except one copy that may be retained solely for archival purposes.

(c) Upon termination of this Agreement for any reason, and unless otherwise agreed by upon by both Parties, both Parties shall agree that:

(i) Purchase Orders placed more than ninety (90) days' before the date of termination shall be honored and fulfilled by both Parties;

(ii) No other Purchase Orders shall be placed or accepted.

7.0 INSURANCE

7.1 Insurance. Each Party shall have and maintain such type and amounts of liability insurance as is normal and customary in the food and beverage, dietary

supplement, cosmetic, and / or other type of industry generally for Persons similarly situated.

7.2 Limitation on Liability. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE TO ANOTHER PARTY FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE OR SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY, AS THE CASE MAY BE (INCLUDING DAMAGES FOR HARM TO BUSINESS, LOST REVENUES, LOST SAVINGS OR LOST PROFITS SUFFERED BY SUCH PARTY), WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY, TORT OR OTHERWISE~~, INCLUDING NEGLIGENCE OF ANY KIND, WHETHER ACTIVE OR PASSIVE, AND REGARDLESS OF WHETHER THE POSSIBILITY THAT SUCH DAMAGES COULD RESULT WAS KNOWN~~; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION ON LIABILITY SHALL NOT APPLY WITH RESPECT TO (A) INDEMNIFICATION OBLIGATIONS OF A PARTY THAT ARISES

Stricken HMNRTH CWD
Nutralife x

8.0 MISCELLANEOUS

8.1 Notices.

(a) All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement should be in writing.

(b) All notices, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be addressed as follows:

if to NutraLife BioSciences Inc., to:

NutraLife BioSciences Inc.
6601 Lyons Road
Suite L-6
Coconut Creek, FL
Attention: Edgar Ward

Telephone: 888-509-8901
Email: edgar@nutrafuels.com

or to such other address as NutraLife BioSciences may designate in a written notice to the other Parties;

If to another Party in this Agreement, see Attachment 2.

8.2 Force Majeure. No Party shall be liable for delay in delivery or nonperformance in whole or in part (other than a failure to pay any amount due hereunder), nor shall the other Parties have the right to terminate this Agreement, where delivery or performance has been affected by a condition beyond such Party's reasonable control, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, or omissions or delays in acting by any governmental authority; *provided, however*, that the Party affected by such a condition shall, within ten (10) days of its occurrence, give notice to the other Parties stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the nonperforming Party shall use commercially reasonable efforts to remedy its inability to perform.

8.3 Governing Law; Dispute Resolution.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Florida excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(b) Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be resolved pursuant to the following:

(i) The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives. If the executives are unable to reach a mutually acceptable resolution within thirty (30) days after one Party gives the other Party or Parties written notice of a dispute, then both Parties may consider arbitration to resolve the dispute.

8.4 Assignment. No Party shall have the right to assign this Agreement or any of its rights or obligations hereunder to any Person without the prior written consent of the other Parties. The assigning Party then must agree in writing to guarantee and remain ultimately responsible for the obligations contained in this agreement and the quality of the Product.

8.5 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

8.6 Independent Contractors. The status of the Parties under this Agreement shall be that of independent contractors. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer, employee, or joint venture relationship between the Parties. Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any Person that it has any such right or authority.

8.7 Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Each Party hereto shall receive by facsimile transmission or email PDF a duplicate original of the Agreement executed by each Party, and each Party agrees that the delivery of the Agreement by facsimile

transmission or email PDF shall be deemed to be an original of the Agreement so transmitted.

8.8 No Benefit to Third Parties. The agreements, covenants and representations contained herein are for the benefit of the Parties hereto and are not for the benefit of any third Person.

8.9 Location of Parties. Any current location of the companies as well as future locations of either company are covered by this agreement.

8.10 Record Retention. It is the responsibility of each party to maintain all records related to the manufacture of dietary supplements or other materials. Record retention will be from 5 years after the date of manufacture of the product.

V. REFERENCES

- FDA regulations (21 CFR Part 111, Good Manufacturing Practice [GMPs] in Manufacturing, Packaging, Labeling, or Holding Operations for Dietary Supplements) 2007
- FDA Food Code 2017
- FDA Federal Food, Drug, and Cosmetic Act (FFDCA)
- FDA regulations (21 CFR Part 700 - 701, Cosmetics – General Provisions and Labeling)

VI. ATTACHMENTS

- ATTACHMENT 1 – LOG OF QUALITY / GMP AGREEMENTS
- ATTACHMENT 2 – QUALITY AGREEMENT

VII. REVISION HISTORY

- Initial SOP creation 06-10-2018

- Revision No. 1 09-23-2019 (Updated company same and simplified procedures)

ATTACHMENT 1 – LOG OF QUALITY AGREEMENTS

This log is to be maintained by the Quality Unit of NutraLife BioSciences , Inc.

Date of inception	Name / Address of other Party	Brief description of relationship	Product type(s) (Dietary Supplement, Cosmetic, etc)
	HMNRTH, LLC P.O. Box 891240 Tampa, FL 33689	Receiving Party is:HMNRTH, LLC Manufacturing Party is: NutraLife BioSciences Product(s) manufactured: Dietary Supplements, Topicals	Dietary Supplements, Topicals

		Receiving Party is:__________ __________ Manufacturing Party is: __________ __________ Product(s) manufactured: __________ __________ __________ __________	
		Receiving Party is:__________ __________ Manufacturing Party is: __________ __________ Product(s) manufactured: __________ __________ __________ __________	

ATTACHMENT 2 – QUALITY AGREEMENT

Copies of this Agreement shall be held by each Party for reference purposes

This **QUALITY AGREEMENT** (the "**Agreement**"), dated as of 09/23/2019 (the "**Effective Date**"), is made by and between the following parties :

NutraLife BioSciences Inc. AND HMNRTH, LLC.

6601 Lyons Road P.O. Box 891240 Tampa, FL 33689

Suite L-6

Coconut Creek, Florida

33062

For the purposes of this Quality Agreement, the above parties shall be referred to as the following:

NutraLife BioSciences Inc. (check one below):

1/ The "Receiving Company" ______

2/ The "Manufacturing Company" ___x___

AND

HMNRTH, LLC (check one below):
Other Party(s) in Agreement

1/ The "Receiving Company" ___x___

2/ The "Manufacturing Company" ______

In consideration of the mutual promises and covenants of both the Parties contained therein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree to all tenets of this Agreement, and in particular as follows:

A. AGREEMENTS BY BOTH PARTIES

By signing this Agreement, both parties engaged in this agreement have agreed to the following:

1. To abide by all of the terms outlined in the body of this Agreement

(pages 1 – 23).

2. Sign and abide by the terms outlined in Non Disclosure Agreements (NDA)

3. Employ staff that are knowledgeable about the applicable regulations, and continually train staff on applicable regulations such as:

    a) 21 CFR 211 – GMP's for Dietary Supplements
    b) Food Code 2017
    c) FDA Federal Food, Drug, and Cosmetic Act (FFDCA)
    d) 21 CFR Part 700 – 701 - Cosmetics

4. Have a well-qualified director of the Company's Quality Unit.

5. Have a Quality System Manual that reflects the expectations of governing regulations and adhere to SOP's contained therein.

6. Conduct frequent internal audits with staff and make and document any appropriate corrective actions.

7. Maintain records for all aspects of the manufacture and distribution of the product. This includes but is not limited to:

    a) Raw material information (C of A's, testing)
    b) Vendor / supplier information (qualifications, relevant communications)
    c) Master batch records and Standard Operating Procedures
    d) All manufacturing records (bulk, filling, packaging)
    e) Testing records
    f) Distribution records (full product traceability)
    g) Customer complaints

8. Be available to assist the other Party involved in this Agreement in the event of an audit from a regulatory agency (FDA, USDA, etc.). The affected Party will agree notify the other Party immediately for informational purposes, and possibly for support if needed.

9. Agree to respond to any regulatory audit findings quickly and completely. Use outside expert consultant assistance if necessary, to ensure the regulatory response is adequate.

10. Perform regular internal audits of Manufacturing locations. Document and execute CAPA's (Corrective And Preventative Actions) where applicable.

11. Perform approvals of all vendors and raw materials to secure supply chain quality confidence.

12. Have calibration performed on major Manufacturing equipment by 3rd party accredited calibration service.
13. Shipping via approved shipping methods.

B. UNILATERAL AGREEMENTS

NutraLife BioSciences RESPONSIBILITIES

#	RESPONSIBILITY	YES	NO	N/A	COMMENTS
1	Supply of approved of raw materials and / or components – elaborate in comments section (check any that apply): a) Componentry ___x____ b) Chemicals __x_____ c) Labels ____x____	x			(List specifics here)
2	Manufacturing of the dietary supplement or other product with processes that follow guidelines of all	x			(List specifics here)

	applicable regulations and are fully documented. Check all that apply: • Manufacturing of bulk Product ___x___ • Testing of bulk Product _x_____ • Filling of bulk Product ___x___ • Testing of filled Product __x____ • Labeling of filled Product __x_____ • Holding of finished Product __x_____ • Distribution of finished Product _x_____				
3	Intermediate and filled testing procedures where applicable with appropriate documentation	x			
4	Lot numbering and product traceability scheme proven to be effective via mock recall	x			
5	Supply of procedures for the following – check all that apply: • Manufacturing of bulk Product __x____ • Testing of bulk Product __x____ • Filling of bulk Product __x____ • Testing of filled Product _x_____ • Labeling of filled Product __x_____	x			(List specifics here)
6	Retention of finished product for stability or other reasons	x			

THIRD PARTY HMNRTH, LLC. RESPONSIBILITIES
(write in company name)

#	RESPONSIBILITY	YES	NO	N/A	COMMENTS
1	Supply of approved of raw materials and / or components – elaborate in comments section (check any that apply): d) Componentry _______ e) Chemicals _______ f) Labels ________		x		(List specifics here)

2	Manufacturing of the dietary supplement or other product with processes that follow guidelines of all applicable regulations and are fully documented. Check all that apply: • Manufacturing of bulk Product ______ • Testing of bulk Product ______ • Filling of bulk Product ______ • Testing of filled Product ______ • Labeling of filled Product ______ • Holding of finished Product ______ • Distribution of finished Product ______		x		(List specifics here)
3	Intermediate and filled testing procedures where applicable with appropriate documentation		x		
4	Lot numbering and product traceability scheme proven to be effective via mock recall		x		
5	Supply of procedures for the following – check all that apply: • Manufacturing of bulk Product ______ • Testing of bulk Product ______ • Filling of bulk Product ______ • Testing of filled Product ______ • Labeling of filled Product ______		x		(List specifics here)
6	Retention of finished product for stability or other reasons		x		

C. FURTHER DETAILS ON QUALITY AGREEMENT

To be detailed below if necessary. Otherwise, "N/A".

STANDARD OPERATING PROCEDURE

Department – Quality Assurance	**SOP No.:** QA-12 Rev. 1

Subject: Quality Agreement

D. SIGNATURES

NutraLife BioSciences Inc. representative

Print name	Sign name	Position held at NutraLife BioSciences	Date
Nicholas Ward		Operations Manager	09/23/19

Other Party representative HWANDTH, LLC, CEO
(Company name here)

Print name	Sign name	Position held	Date
Christian Maldonado	[signature]	CEO	09/26/2019